Exhibit 10.1

February 2, 2023

Brett Hale

Dear Brett,

On behalf of Hyperfine, I am pleased to offer you a position as Chief Administrative Officer & Chief Financial Officer starting on February 13, 2023. Your start date may change should the background check not clear in time. You will report to Maria Sainz, President & CEO. Your annualized compensation in this position will consist of an annual base salary of $425,000 paid in biweekly pay periods, less required deductions.

In addition, Hyperfine will pay you a “signing” bonus of $100,000 paid in two (2) installments, less applicable tax and other withholdings. The first installment of $50,000 will be paid to you 30 days after your start date, in the next standard payroll cycle. The second installment of $50,000 will be paid to you 6 months after your start date, in the next standard payroll cycle. Such payments will be recoverable in full by the company in the event you voluntarily terminate your employment or are terminated for “cause” (as defined in the Hyperfine, Inc. Executive Severance Plan) prior to eighteen (18) months from your Start Date.

You are eligible to participate in our Bonus Plan, which provides you the opportunity to earn additional compensation based on business and individual performance. Your bonus target will be 50% of your base salary and based on corporate objectives. Your annual bonus for the current performance year will be prorated based on your Hire Date. To be eligible for the bonus, you must be actively employed at the time the bonuses are paid (generally March of the year following the plan year) and performance must be in good standing.

You are eligible to participate in Hyperfine’s Equity Plan. The Company will recommend to the Compensation Committee of the Board of Directors the following equity awards for you for approval.

As a material inducement to you joining the Company, you will receive the following additional options (the “Inducement Awards”). The Inducement Awards are intended as inducement grants under Nasdaq Rule 5635(c)(4). These awards are subject to the approval of the Compensation Committee.

2023 Plan Year

Stock Options

1,000,000

The Stock Options (i) will have an exercise price equal to the closing price of our Class A Common Stock on the Grant Date, (ii) will be subject to the terms of the grant documents therefore, and (iii) subject to continued service and the specific terms of your grant, will vest over a four-year period as follows: 25% [at the mid-point of the calendar quarter that includes the one year anniversary of your start date], and 2.083% at the end of each month thereafter. Additional information with respect to these awards will be forthcoming at the time of grant.

You will be eligible for participation in the Hyperfine, Inc. Executive Severance Plan, and you will become a participant in such Executive Severance Plan filed with the SEC.

You will be based out of Hyperfine’s facility in Palo Alto, CA with required travel.

Hyperfine recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload, and results. For these reasons our Flexible Time Off (FTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Hyperfine’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on the first of the month after your hire date. Further, while we expect you to remain with Hyperfine for a long time, this letter is not an employment contract, and you will be an at-will employee . This letter is subject to successful completion of a background check. By signing this letter, you authorize Hyperfine to conduct such background check.

Hyperfine considers the protection of its confidential information, proprietary materials, and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Hyperfine’s Non-competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Hyperfine. We firmly believe that Hyperfine offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team, you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on February 6, 2023, unless accepted by you in writing prior to such date.

Sincerely,

Hyperfine, Inc.

By:	/s/ Maria Sainz
Name: Maria Sainz
Title: President & CEO

ACCEPTED AND AGREED:

Signature:	/s/ Brett Hale
Name:	Brett Hale
Address: